Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGRIUM INC.
(Exact name of registrant as specified in its charter)

CANADA	98-0346248
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
13131 LAKE FRASER DRIVE S.E.
CALGARY, ALBERTA T2J 7E8
CANADA
(403) 225-7000
(Address of principal executive offices, including zip code)

AGRIUM 401(k) SAVINGS PLAN FOR UNION EMPLOYEES AT FLORENCE, AL;
MULBERRY, FL & AMERICUS, GA
AGRIUM U.S. INC. SAVINGS PLAN FOR UNION EMPLOYEES AT CINCINNATI, OH AND
BAINBRIDGE, GA
AGRIUM ADVANCED TECHNOLOGIES 401(k) SAVINGS PLAN
(Full title of the plans)
CT CORPORATION SYSTEM
111 8TH AVENUE, 13TH FLOOR
NEW YORK, NEW YORK 10011
(212) 894-8700
(Name, address and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum
securities to be	Amount to be	offering price	aggregate	Amount of
registered	registered(1)(2)(3)	per share(4)	offering price(4)	registration fee
Common Shares	100,000	$70.50	$7,050,000	$277.07

(1)	This registration statement on Form S-8 (the “Registration Statement”) also applies to rights under the Registrant’s Amended and Restated Shareholder Rights Plan Agreement, which are attached to and tradable only with the Common Shares registered hereby. No registration fees are required for such rights as they will be issued for no additional consideration.

(2)	This Registration Statement shall also cover any additional Common Shares that become issuable under the Agrium 401(k) Savings Plan for Union Employees at Florence, AL; Mulberry, FL & Americus, GA, and the Agrium U.S. Inc. Savings Plan for Union Employees at Cincinnati OH, and Bainbridge GA, and the Agrium Advanced Technologies 401(k) Savings Plan, registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange March 7, 2008, a date within five business days of the filing of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.
     The following documents previously filed or furnished with the Securities and Exchange Commission (the “SEC”) by the Registrant are incorporated by reference in this Registration Statement:
          (a)     the Registrant’s Annual Report on Form 40-F (File No. 001-14460), as filed with the SEC on March 10, 2008, pursuant to requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which contains audited financial statements for the Registrant’s latest financial year for which such statements have been filed;
          (b)     all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007;
          (c)     the description of the Registrant’s Rights to Purchase Common Shares set forth in the Registration Statement on Form 8-A/A (File No. 001-14460) filed with the SEC on May 29, 2007, including any amendment or report for the purpose of updating such description; and
          (d)     the description of the Registrant’s Common Shares set forth in Exhibit 1 to the Registration Statement on Form 40-F (File No. 000-25742), as filed with the SEC on March 24, 1995, including any amendment or report for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be a part hereof from the date of filing such documents. In addition, reports on Form 6-K furnished by the Registrant to the SEC shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date such documents are furnished to the SEC.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.	Description of Securities.
     Not applicable.
Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Directors and Officers.
     Section 124 of the Canada Business Corporations Act and Section 3.11 of the Registrant’s By-laws provide for indemnification of directors and officers of the Registrant.
     Section 124 of the Canada Business Corporations Act provides as follows:
     124.  (1)  Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.
     (2)  Advance of Costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).
     (3)  Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual
          (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and
          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
     (4)  Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).
     (5)  Right to indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

          (a)  was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and
          (b)  fulfills the conditions set out in subsection (3).
     (6)  Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual
          (a)  in the individual’s capacity as a director or officer of the corporation; or
          (b)  in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.
     (7)  Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.
     (8)  Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.
     (9)  Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.
     Section 3.11 of the By-laws of the Registrant contains the following provisions with respect to indemnification of the Registrant’s directors and officers with respect to certain insurance maintained by the Registrant with respect to its indemnification obligations:
     Section 3.11 Indemnity and Insurance — Subject to the limitations contained in the Canada Business Corporations Act but without limit to the right of the Corporation to indemnify any person under the Canada Business Corporations Act or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or a director or officer of such body corporate, if:
          (a)  he acted honestly and in good faith with a view to the best interests of the Corporation; and
          (b)  in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
     Subject to the limitations contained in the Canada Business Corporations Act, the Corporation may purchase, maintain or participate in such insurance for the benefit of such persons referred to in this Section as the Board may from time to time determine.

     The Corporation also has agreements with each director and officer to provide indemnification to the extent permitted under the Canada Business Corporations Act.
     The Corporation carries directors’ and officers’ liability insurance covering acts and omissions of the directors and officers of the Corporation and those of its controlled subsidiaries. The policy has a covering limit of U.S. $100 million in each policy year. The total actual premiums paid by Agrium in 2007 were U.S. $967,107. The corporate policy as of March 12, 2008, provides for the Corporation to absorb a deductible amount of up to U.S. $1,000,000 on each loss depending on the nature of the loss.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
Item 7.	Exemption from Registration Claimed.
     Not applicable.
Item 8.	Exhibits.

5.1	Internal Revenue Service opinion letter issued to Wachovia Bank

23.1	Consent of KPMG LLP

24.1	Power of Attorney
     The Plans are 401(k) profit-sharing plans maintained by indirect subsidiaries of the Registrant. Such subsidiaries have adopted the prototype non-standardized 401(k) profit sharing plan sponsored by Wachovia Bank for purposes of maintaining the Plans. The Internal Revenue Service has issued a favorable opinion letter to Wachovia Bank with respect to the compliance of the form of the prototype non-standardized safe harbor profit-sharing plan under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). The indirect subsidiaries of the Registrant are entitled to rely on the opinion issued to Wachovia Bank as the equivalent of a favorable determination letter to the extent provided in IRS Announcement 2001-77. A copy of the opinion letter issued to Wachovia Bank is attached as an exhibit in lieu of a determination letter on the Plans. The Registrant has been assured by Wachovia Bank that any future amendments to the form of the prototype non-standardized 401(k) profit-sharing plan will be submitted to the Internal Revenue Service in a timely manner, and all amendments required by the Internal Revenue Service in order to maintain the compliance of the form of the prototype non-standardized 401(k) profit-sharing plan with Section 401 of the Code will be made in a timely manner by Wachovia Bank.

Item 9.	Undertakings.
     (a)     The undersigned Registrant hereby undertakes:
          (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
          (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and
     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on this 12th day of March, 2008.

AGRIUM INC.
By:	/s/ Bruce G. Waterman
	Name:	Bruce G. Waterman
	Title:	Senior Vice President, Finance & Chief Financial Officer

POWERS OF ATTORNEY
     Each person whose signature appears below constitutes and appoints each of Leslie O’Donoghue and Bruce G. Waterman his/her true and lawful attorney-in-fact and agent, each of whom may act alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign and to file a Registration Statement on Form S-8 (or such other Form as may be appropriate) in connection with the registration of Common Shares of the Registrant and any and all amendments (including post-effective amendments) to any such Registration Statement on Form S-8 with the SEC, granting unto said attorneys-in-fact and agents, each of whom may act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each of whom may act alone, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, this Registration statement on Form S-8 has been signed by the following persons in the capacities indicated on March 12th, 2008.

Signature	Title

/s/ Michael M. Wilson Michael M. Wilson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bruce G. Waterman Bruce G. Waterman	Senior Vice President, Finance & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Signature	Title

/s/ Frank W. Proto Frank W. Proto	Chairman of the Board of Directors

/s/ Neil Carragher Neil Carragher	Director

/s/ Ralph S. Cunningham Ralph S. Cunningham	Director

/s/ D. Grant Devine D. Grant Devine	Director

/s/ Germaine Gibara Germaine Gibara	Director

/s/ Russell K. Girling Russell K. Girling	Director

/s/ Susan A. Henry Susan A. Henry	Director

/s/ Russell J. Horner Russell J. Horner	Director

/s/ A. Anne McLellan A. Anne McLellan	Director

/s/ Derek G. Pannell Derek G. Pannell	Director

/s/ Victor J. Zaleschuk Victor J. Zaleschuk	Director
     The Plans. Pursuant to the requirements of the Securities Act of 1933, the Agrium 401(k) Savings Plan for Union Employees at Florence, AL; Mulberry, FL & Americus, GA, and the Agrium U.S. Inc. Savings Plan For Union Employees at Cincinnati, OH and Bainbridge, GA, and the Agrium Advanced Technologies 401(k) Savings Plan have duly caused the Registration Statement to be signed on the Plans’ behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on March 12, 2008.

AGRIUM 401(k) SAVINGS PLAN FOR UNION EMPLOYEES AT FLORENCE, AL; MULBERRY, FL & AMERICUS, GA PLAN SPONSOR: AGRIUM U.S. INC.
By:	/s/ Richard L. Gearheard
	Name:	Richard L. Gearheard
	Title:	President
AGRIUM U.S. INC. SAVINGS PLAN FOR UNION EMPLOYEES AT CINCINNATI OH AND BAINBRIDGE GA PLAN SPONSOR: AGRIUM U.S. INC.

By:	/s/ Richard L. Gearheard
	Name:	Richard L. Gearheard
	Title:	President
AGRIUM ADVANCED TECHNOLOGIES 401(k) SAVINGS PLAN PLAN SPONSOR: AGRIUM ADVANCED TECHNOLOGIES (U.S.) INC.

By:	/s/ William A. Boycott
	Name:	William A. Boycott
	Title:	President

AUTHORIZED U.S. REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Agrium Inc. in the United States, in the City of Calgary, Province of Alberta, Country of Canada, on this 12th day of March, 2008.

AGRIUM U.S. INC. (Authorized U.S. Representative)
By:	/s/ Richard L. Gearheard
	Name:	Richard L. Gearheard
	Title:	President

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

5.1*	Internal Revenue Service opinion letter issued to Wachovia Bank

23.1*	Consent of KPMG LLP

24.1*	Power of Attorney (contained in the signature pages of this Registration Statement).
*	Filed herewith.